FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person

    Osvald                       Per Hakan
     (Last)                      (First)                    (Middle)

    c/o Autoliv AB         World Trade Center, Klarabergsviadukten 70
                                (Street)

    S-107 24 Stockholm           Sweden
     (City)                      (State)                      (Zip)

   ____________________________________________________________________________

   2. Date of Event Requiring Statement (Month/Day/Year)

    April 25, 1997
   ____________________________________________________________________________

   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

   Autoliv, Inc.         Trading Symbol - ALV
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (X ) DIRECTOR
    (  ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)

   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   X  FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

   1. TITLE OF            2. AMOUNT OF       3. OWNERSHIP      4. NATURE OF
     SECUIRITY               SECUIRITIES        FORM              INDIRECT
     (INSTR. 4)              BENEFICIALLY       DIRECT:            BENEFICIAL
                             OWNED (INSTR.      (D) OR             OWNERSHIP
                             4)                 INDIRECT           (INSTR. 5)
                                                (I) (INSTR. 5)

   Common Stock, par               0
   value $.01 per
   share

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   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
   ________________________                  _________________________
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
 ________________________________        _______________________________
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:

   Per Hakan Osvald became Director of Autoliv, Inc., a Delaware corporation ("Autoliv"), on November 25, 1996. Autoliv filed a Registration Statement on Form 8-A on April 25, 1997 which was declared effective on such date.


    /s/ Per Hakan Osvald                         April 25, 1997
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

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